Exhibit 99.1

            Innotrac Corporation Amends Shareholder Rights Agreement

    ATLANTA, Nov. 24 /PRNewswire-FirstCall/ -- Innotrac Corporation
(Nasdaq: INOC), a full-service fulfillment and logistics provider, today announced that its Board of Directors has voted to amend the Company's Rights Agreement. The Agreement now allows for one specific shareholder to accumulate up to a 40% ownership position in the Company's common stock in compliance with the Agreement. Prior to this amendment, the limit was 25%. The Rights Agreement continues to provide that all other shareholders must secure Board approval before acquiring beneficial ownership of more than 15% of the common shares outstanding, otherwise the effectiveness of the Agreement would be triggered.


    About Innotrac

    Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands. The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and two call centers in five cities spanning all time zones across the continental United States. For more information about Innotrac, visit the Innotrac Web site, www.innotrac.com .

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its clients, the state of the telecommunications industry in general, Innotrac's ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2002 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.



SOURCE  Innotrac Corporation
    -0-                             11/24/2003
    /CONTACT: David L. Gamsey, Chief Financial Officer of Innotrac Corporation, +1-678-584-4020, or email, dgamsey@innotrac.com /
    /Web site:  http://www.innotrac.com/
    (INOC)

CO:  Innotrac Corporation
ST:  Georgia
IN:  TRN
SU: